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                                                                      EXHIBIT 99

FOR RELEASE AT 6:00 A.M. EST - FEBRUARY 9, 2000


FOR FURTHER INFORMATION, CONTACT:

Stephen M. Walden, President and Chief Executive Officer, InterWest Bancorp -
     (360) 679-4181

Michael J. Clementz, Chairman, Liberty Bay Financial Corporation - (360)
     598-8003

          INTERWEST BANCORP AND LIBERTY BAY FINANCIAL CORPORATION
                    AGREE TO TERMINATE MERGER AGREEMENT


OAK HARBOR, WASH. - FEBRUARY 9, 2000 - InterWest Bancorp (InterWest) and Liberty Bay Financial Corporation (Liberty) jointly announced today their agreement to terminate their planned merger due to divestiture issues raised by regulators. The companies had planned to incorporate Liberty and its subsidiary, North Sound Bank into InterWest and its subsidiary, InterWest Bank, but believe conditions proposed by regulators would be detrimental to their customers.

Regulators advised last week that at least one branch office in an Olympic Peninsula market area would have to be divested of loans, deposits and facility to another financial institution. InterWest and Liberty Bay each presently serve the market with eight branches.

"The restrictions proposed for approval of this transaction were more onerous than we originally expected and limited our ability to serve the market as we planned", stated Steve Walden, President and CEO of InterWest.

Mike Clementz, Chairman of Liberty Bay, said, "We felt it would be detrimental to our customers and employees to divest or close one of our branches. We too have worked very hard to develop and serve our customers in all our trade areas."

InterWest Bancorp conducts its financial service business through the 56 branch offices of its banking subsidiaries: InterWest Bank, Pacific Northwest Bank, and National Bank of Tukwila. A full range of non-traditional financial products are available through InterWest Financial Services Inc. and insurance products are provided through InterWest Insurance Agency, Inc., which are subsidiaries of InterWest Bank. Liberty Bay Financial Corporation, and its sole banking subsidiary, North Sound Bank, operates eight branches in Kitsap, Jefferson and Clallam Counties of Washington state.

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